Exhibit 99.1
Suntron Corporation Accepted for Listing on Nasdaq SmallCap Market
PHOENIX, AZ — September 23, 2005- Suntron Corporation (NASDAQ: SUNN), a leading provider of integrated electronics manufacturing solutions, today announced that its application to transfer the listing of its common stock to the Nasdaq SmallCap Market has been accepted. The Company’s shares will continue to be traded under the ticker symbol, SUNN.
About Suntron Corporation
Suntron delivers complete manufacturing services and solutions to support the entire life cycle of complex products in the semiconductor capital equipment, aerospace and defense, medical and industrial markets. Headquartered in Phoenix, Arizona, Suntron operates seven full-service, manufacturing facilities and two quick-turn manufacturing facilities in North America. Suntron is involved in product design, engineering services, cable and harness production, printed circuit card assembly, box build, and large scale and complex system integration and test. The Company has approximately 1,530 employees and contract workers.
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Suntron Contacts:	Paul Singh President and CEO	Peter Harper Chief Financial Officer